Exhibit 99.1

P R E S S
R E L E A S E
1100 Alakea Street, Suite 500
BARNWELL INDUSTRIES, INC.	Honolulu, Hawaii 96813
Telephone (808) 531-8400
Fax (808) 531-7181
Website: www.brninc.com

Barnwell Industries, Inc. Reports Results for its
Third Quarter Ended June 30, 2024

Twining Drilling Program is Underway While Optimization Investments
Maintain Production and Reduce Operating Costs

HONOLULU, HAWAII, August 13, 2024 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported financial results for its third fiscal quarter ended June 30, 2024. For the quarter, the Company had revenue of $5,527,000 and a net loss of $1,246,000 or $0.12 per share. In the three months ended June 30, 2023, the Company reported quarterly revenue of $5,675,000 and a net loss of $717,000 or $0.07 per share. The Company remains debt free and ended the quarter with $3,292,000 in working capital, including $4,393,000 in cash and cash equivalents.

Continuing Optimization Program is Showing Positive Results

Corporate oil and gas production for the current quarter has remained level to the quarter a year ago without any new drilling activity or acquisitions.  Production operating costs declined by $772,000, or 26%, from $3,006,000 in the three months ended June 30, 2023 to $2,234,000 in the three months ended June 30, 2024.  This performance underscores the quality, consistency and long-term viability of Barnwell’s Twining assets.

Twining Drilling Program is Underway

In July 2024, the Company commenced drilling one 100%-owned and operated development oil well in the Twining area.  The well is currently cased pending completion.  The Company’s expectation is to have the well completed and on production in early September 2024.

US Oil and Gas Assets

The Company’s oil and gas assets in Texas and Oklahoma continue to perform well.  The Texas cash flows have been adversely affected by the low realized gas prices in the area, but production declines are moderating.

Non-Cash Impairment

The net loss (GAAP) for the three months ended June 30, 2024, was primarily due to a $599,000 non-cash impairment of our oil and natural gas properties during the quarter. This impairment was largely due to the changing backward-looking rolling average pricing used along with optimization capital expenditures for which there is insufficient operating history to assign a determinable increase in future cash flows from reserves at period-end. Additionally, the increase in our loss for the three-month period as compared to the prior year included the negative impact of $61,000 foreign currency loss recorded in the current year period as compared to a $121,000 gain in the prior year period due to the weakening of the Canadian dollar against the U.S. dollar.

Contract Drilling Segment

As previously reported, the Company continues to investigate the appropriate strategic, business and financial alternatives for Water Resources which may include, among other things, a sale of its stock or assets, or an orderly wind-down of its operations and liquidation of equipment.

Summary and Outlook

Craig D. Hopkins, CEO, commented, “We continue to be pleased with the operating performance of our oil and gas assets.  The impairment related to pricing does not alter our enthusiasm for the long-term potential of Twining.  We are excited to bring our new Twining development well online to further improve results.   We continue to work to simplify Barnwell’s businesses and reduce the corresponding administrative costs.  This should free up cash for additional drilling in Twining and acquisition opportunities to increase our corporate scale and further dilute fixed costs.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2024	2023	2024	2023

Revenues	$5,527,000	$5,675,000	$17,456,000	$18,425,000

Net loss attributable to Barnwell Industries, Inc.	$(1,246,000)	$(717,000)	$(3,682,000)	$(865,000)

Net loss per share – basic and diluted	$(0.12)	$(0.07)	$(0.37)	$(0.09)

Weighted-average shares and equivalent shares outstanding:
Basic and diluted	10,028,090	9,975,044	10,014,609	9,962,806

CONTACT:	Craig D. Hopkins
Chief Executive Officer and President

Phone: (403) 531-1560
Email: info@bocl.ca